Exhibit 99.1

Texas Roadhouse, Inc. Announces Third Quarter 2005 Results

Louisville, KY, November 7, 2005 — Texas Roadhouse, Inc. (Nasdaq: TXRH), today announced financial results for the thirteen and thirty-nine week periods ended September 27, 2005.

	Third Quarter			Year to Date
($000’s)	2005	2004	% Change	2005	2004	% Change

Total revenue	114,327	92,247	24	341,151	266,064	28
Income from operations	11,124	10,567	5	37,585	30,535	23
Net income (1)	7,061	5,010	41	24,009	14,163	70
Diluted EPS (1)	$0.10	$0.10	—	$0.33	$0.27	22

(1)          2004 net income and diluted EPS include pro forma provisions for income taxes as reflected on the Condensed Consolidated Statements of Income as, prior to our IPO, the Company operated as a limited liability company and, as such, was not subject to income taxes.

Other highlights for the quarter include:

•                  Seven company and three franchise restaurants opened;

•                  Comparable restaurant sales increased 3.8% at company restaurants and 3.2% at franchise restaurants. Excluding restaurant closures related to hurricanes Katrina, Rita and Ophelia, comparable restaurant sales increased approximately 4.4% at company restaurants;

•                  Restaurant operating costs, as a percentage of sales, were 116 basis points higher than the third quarter of 2004.  Higher credit card fees, including a $0.5 million pre-tax non-cash charge to recognize an accounting policy change, food costs, utility costs and hurricane-related restaurant closure costs were slightly offset by lower insurance costs.

•                  Restaurant level profitability was negatively impacted by approximately $0.4 million pre-tax due to hurricane-related restaurant closures;

•                  Pre-opening expenses increased $0.5 million or 32% quarter-over-quarter reflecting additional restaurant openings in 2005 versus 2004;

•                  Net income grew 41% versus the third quarter of 2004 due to a slight improvement in restaurant profitability, plus a significant reduction in interest and minority interest expense resulting from the Company’s recent IPO.

•                  Earnings per share were essentially flat as the increase in net income was offset by a substantial increase in the number of diluted shares outstanding resulting from the IPO.

•                  The Company completed a 2-for-1 stock split on September 23, 2005 in the form of a 100% stock dividend. All share and per share information included in this release for all periods presented have been adjusted to retroactively reflect the stock split.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “This was a challenging quarter for our Company, particularly due to hurricane-related closures in the month of September and a substantial increase in utility costs. All restaurants that were closed due to the hurricanes have now reopened and our sales momentum across the country has increased in recent weeks. In fact, over the first five weeks of our fourth quarter, comparable restaurant sales have increased 4.2% excluding those restaurants closed due to the hurricanes. In addition, we have made significant progress in completing our due diligence to acquire 11 franchise restaurants and expect those transactions to occur before year end.”

Outlook for 2005

The Company reported that company-owned comparable restaurant sales for the first five weeks of the 13 week fourth fiscal quarter ending December 27, 2005 increased approximately 3.2% over the comparable 2004 period. Excluding hurricane-related restaurant closures, company-owned comparable restaurant sales increased 4.2%. Based on these results, as well as financial results through the first three quarters of 2005, and other assumptions listed below for the full year, management now estimates that it will achieve diluted earnings per share of at least $0.43 for 2005:

•                  Revenue of approximately $460 million, an increase of 26% as compared to 2004;

•                  New restaurant openings of 20 company-owned and eight franchised;

•                  Company-owned comparable restaurant sales growth of approximately +5.0%;

•                  Restaurant operating costs as a percent of sales increase of 0 to 20 basis points. The Company expects higher utility costs and hurricane-related restaurant closures to impact restaurant operating costs in the fourth quarter;

•                  Effective tax rate of 35.3%; and

•                  Weighted average diluted shares of approximately 73.3 million.

The 2005 earnings estimate presented above excludes any one-time charges related to the Company’s potential acquisition of franchise restaurants as described below.

Outlook for 2006

The Company currently estimates that it will generate diluted earnings per share of at least $0.52 for 2006. This represents diluted earnings per share growth of at least 20% as compared to 2005. This is based on the following assumptions:

•                  New restaurant openings of 23 to 24 company-owned and three to four franchised;

•                  Comparable restaurant sales growth of +2% to +3%;

•                  Restaurant operating costs as a percent of sales decrease of 15 to 35 basis points;

•                  Effective tax rate of 35.3%; and

•                  Weighted average diluted shares of approximately 75.5 million.

The 2006 earnings estimate presented above excludes any one-time charges or ongoing earnings impact related to the Company’s potential acquisition of franchise restaurants as described below and stock option expense.

Franchise Acquisitions

The Company has announced its intention to acquire 11 franchise restaurants later in the fourth quarter of 2005. In addition, the Company has begun negotiations to acquire another six to ten restaurants during the first half of 2006. All of these transactions are subject to customary due diligence and approval of our board of directors. Should the acquisition of all of these restaurants be completed within these time frames, the Company estimates that these transactions would be accretive to 2006 diluted earnings per share by approximately $0.03 to $0.04 prior to any acquisition-related one-time charges. Such charges relate primarily to the application of EITF 04-1, Accounting for Preexisting Relationships between the Parties to a Business Combination. Anytime the Company acquires franchise restaurants whose current royalty rates are less than the rates charged to new restaurants, the Company will record a one-time, non-cash charge for the value of the difference between the two royalty rates. Should the acquisitions discussed above be completed within the estimated time frame the Company will record a one-time, non-cash pre-tax charge of approximately $0.8 million in 2005 relating to 2005 acquisitions and $1.3 million in 2006 relating to 2006 acquisitions.

Stock Option Expense

The Company will begin expensing stock options beginning in 2006 per the adoption of FAS No. 123R, Share-Based Payment. The Company expects the impact on diluted EPS to be approximately $0.05 to $0.06 in 2006.

Conference Call

The Company is hosting a conference call today, November 7, 2005, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (866) 277-1181 and the pass code is 95627462.  A replay of the call will be available until November 14, 2005.  To access the replay, please dial (888) 286-8010, and use 14509704 as the pass code.

There will be a simultaneous web cast conducted at the Company’s web site at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 200 restaurants system-wide in 40 states.  For more information, please visit the Company’s website at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance for the full year 2005 and 2006, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening during full year 2005 and 2006, the sales at these and our other company-owned and franchised restaurants, our ability to control other restaurant operating costs, our ability to complete the acquisition of franchise restaurants and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Scott Colosi

502-515-7300

Media

Juli Hart

502-515-7235

Texas Roadhouse, Inc.

Supplemental Financial and Operating Information

(in thousands)

	Third Quarter		Change		Year to Date		Change
	2005	2004	vs LY		2005	2004	vs LY
Restaurant openings
Company	7	5	2		13	12	1
Franchise	3	4	(1)		8	8	—
Total	10	9	1		21	20	1

Restaurants open at the end of the quarter
Company	120	99	21
Franchise	94	83	11
Total	214	182	32

Company-owned restaurants

Restaurant sales	111,642	89,977	24.1%		333,357	259,652	28.4%
Store weeks	1,522	1,252	21.6%		4,390	3,577	22.7%
Comparable restaurant sales growth (1)	3.8%	6.8%			6.0%	8.1%
Average unit volume (2)	950	919	3.4%		2,953	2,775	6.4%

Restaurant costs (as a % of restaurant sales)

Cost of sales	35.2%	34.8%	45	bps	35.2%	34.8%	41	bps
Labor	27.5%	27.6%	(5	)bps	27.1%	27.5%	(36	)bps
Rent	1.9%	2.0%	(8	)bps	1.9%	2.0%	(10	)bps
Other operating	17.2%	16.4%	84	bps	16.4%	16.2%	16	bps
Total	81.8%	80.7%	116	bps	80.6%	80.5%	11	bps

Franchise restaurants

Franchise royalties and fees	2,685	2,270	18.3%		7,794	6,412	21.6%
Store weeks	1,196	1,048	14.1%		3,476	3,034	14.6%
Comparable restaurant sales growth (1)	3.2%	6.1%			5.3%	7.1%
Average unit volume (2)	906	874	3.7%		2,792	2,658	5.0%

Pre-opening expense	1,874	1,414	32.5%		4,044	3,560	13.6%

Depreciation and amortization	3,818	2,776	37.5%		10,541	7,691	37.1%
As a % of revenue	3.3%	3.0%	33	bps	3.1%	2.9%	20	bps

General and administrative expenses	6,157	4,904	25.6%		20,353	15,327	32.8%
As a % of revenue	5.4%	5.3%	7	bps	6.0%	5.8%	21	bps

Interest expense	93	1,121	-91.7%		162	3,160	-94.9%
Minority interest	181	1,725	-89.5%		402	5,582	-92.8%

(1)          Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period.

(2)          Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period.

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	September 27, 2005	September 28, 2004	September 27, 2005	September 28, 2004
Revenue:
Restaurant sales	$111,642	$89,977	$333,357	$259,652
Franchise royalties and fees	2,685	2,270	7,794	6,412

Total revenue	114,327	92,247	341,151	266,064

Costs and expenses:
Restaurant operating costs:
Cost of sales	39,335	31,294	117,275	90,273
Labor	30,715	24,800	90,431	71,378
Rent	2,099	1,767	6,225	5,120
Other operating	19,205	14,725	54,697	42,180
Pre-opening	1,874	1,414	4,044	3,560
Depreciation and amortization	3,818	2,776	10,541	7,691
General and administrative	6,157	4,904	20,353	15,327

Total costs and expenses	103,203	81,680	303,566	235,529

Income from operations	11,124	10,567	37,585	30,535

Interest expense, net	93	1,121	162	3,160
Minority interest	181	1,725	402	5,582
Equity income from investments in unconsolidated affiliates	(65)	(22)	(87)	(92)

Income before taxes	10,915	7,743	37,108	21,885
Provision for income taxes	3,854	—	13,099	—
Net income	$7,061	$7,743	$24,009	$21,885

		Pro forma		Pro forma
Historical net income		$7,743		$21,885
Pro forma provision for income taxes		2,733		7,722

Net income adjusted for pro forma provision for income taxes		$5,010		$14,163

Net income per common share:
Basic	$0.10	$0.11	$0.35	$0.30

Diluted	$0.10	$0.10	$0.33	$0.27

Weighted average shares outstanding:
Basic	69,471	47,652	68,166	47,560

Diluted	73,833	51,804	72,538	51,766